Exhibit 99.1

Millipore Reports Strong First Quarter Financial Results

and Raises Outlook for 2009

Bioprocess Division generates 13 percent revenue growth

BILLERICA, Mass. – May 7, 2009 – Millipore Corporation (NYSE:MIL), a leading provider of technologies, tools and services for the global life science industry, today reported financial results for its first quarter ended April 4, 2009.

Revenues for the first quarter grew 3 percent from the previous year, totaling $407.9 million. Excluding a 7 percent unfavorable impact from changes in foreign currency, revenues in the quarter grew 10 percent. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioscience Division grew 6 percent, while the Company’s Bioprocess Division grew 13 percent from the previous year.

Millipore’s first quarter earnings per share were $0.95, compared to $0.55 per share in the first quarter of 2008. The Company’s GAAP results include a $0.15 favorable acquisition gain and have been adjusted to reflect FSP APB 14-1, a new accounting rule concerning the treatment of Millipore’s convertible debt. Non-GAAP earnings per share grew 33 percent to $1.06 per share, from $0.80 per share in the first quarter of 2008. A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

“Our strong financial performance in the face of a difficult economic environment reflects the resiliency of our business model, the relative health of our customers, and our ability to deliver innovative solutions,” said Martin Madaus, Chairman & CEO of Millipore. “More than ninety percent of our revenues are derived from consumable products and services, which are being less affected by pullbacks in customer spending. Our business is well diversified across end-markets, product lines, and geographies. This diversity provides us important balance and flexibility in managing our business, especially during these challenging times.

“The exceptional revenue growth we generated in our Bioprocess Division this quarter was driven by a resurgence in spending from our large, North American biotechnology customers. Additionally, the division saw strength across a broad spectrum of customers and markets as it generated double-digit revenue growth in all three of its product categories and in both North America and Europe. Our Bioscience Division continued to deliver solid performance, as double-digit growth in Europe and strong demand for our consumable products used in cellular biology and protein research drove the division’s results.”

Madaus added, “While we are off to a strong start, we know that we are not immune to the downside risks created by the global economic recession. We expect to see a slowdown in spending from our pharmaceutical customers and weakness in certain Asian countries as we progress through the year. However, when we weigh these risks against our performance in the first quarter, we continue to believe that we will generate attractive operational results in 2009. As a result, we are raising our annual guidance for free cash flow and non-GAAP earnings per share.”

For the full year 2009, Millipore anticipates that its reported revenues will be between a 1 percent decline and 1 percent growth over 2008. Excluding a 4 percent unfavorable impact from changes in foreign currency, the Company anticipates revenues will grow between 3 and 5 percent, which includes the impact from the Company’s acquisition of Guava Technologies. Millipore is raising its outlook for non-GAAP earnings per share and expects non-GAAP EPS to be in a range between $3.75 and $3.90 per share in 2009, compared to its previous guidance of $3.70 to $3.85 per share. The Company is also raising its guidance for free cash flow, which it expects will total approximately $220 million for the full year, compared to its previous guidance of $210 million.

“Our strong revenue growth in the first quarter drove significant operating leverage, enabling us to generate a 33 percent increase in our non-GAAP earnings per share and a 154 percent increase in our free cash flow,” said Charles Wagner, Chief Financial Officer of Millipore. “A key driver of this operating leverage was the initiatives we put in place last year to align our cost structure and improve our efficiency. In addition to the strong fundamentals of our markets, our first quarter revenue growth also benefited from having four extra selling days compared to the first quarter of 2008 due to the timing of our quarter-end. The positive impact of these extra days will be offset in the fourth quarter when we will have five fewer selling days than we had in the previous year. Overall, despite these quarterly fluctuations, we believe 2009 will be a strong year of financial performance in a challenging environment.”

Q1 2009 Highlights

•

Bioprocess Division generated 13 percent revenue growth, excluding changes in foreign currency. The Division continued to generate attractive growth for its disposable manufacturing products and for several of its key filtration products, including virus filtration and tangential flow filtration.

•

Bioscience Division generated 6 percent revenue growth, excluding changes in foreign currency. The performance was highlighted by solid performance from the Company’s Life Science Business Unit, continued growth in laboratory water consumable products and services, and strong demand for the Company’s bioanalytical services.

•

Accelerated product innovation with the successful launch of several key products, including key Bioprocess product launches such as Mobius® FlexReady Solutions for Disposable Manufacturing, and CellPrime™ rAlbumin AF-G, an animal-free cell culture supplement designed for large scale industrial bioprocessing applications; and key Bioscience product launches such as the Milli-Q® Reference water purification system for analytical and life science laboratories, and ToxReporter™, a new panel of engineered cell lines and assays that can screen compounds for toxicity early in the drug discovery process.

•	Increased non-GAAP operating margin to 22.2%, a 310 basis point improvement from the previous year.

•	Generated $69 million of free cash flow, representing 154 percent growth over the first quarter of 2008.

•

Acquired Guava Technologies, a provider of easy-to-use, bench top cell analysis systems; and acquired the assets associated with Epitome Biosystems’ EpiTag™ technology to accelerate the development of multiplex immunoassays for cell signaling.

•	Opened a new applications and training facility in Singapore to support biopharmaceutical manufacturing customers in Asia.

Revenue Growth by Geography:

	Three Months Ended
	April 4, 2009	March 29, 2008	% Growth
Americas	$165.2	$146.3	13%
Europe	162.9	171.3	(5%)
Asia/Pacific	79.8	78.6	1%

Total	$407.9	$396.2	3%

Revenue Growth by Division ($ millions):

	Three Months Ended
	April 4, 2009	March 29, 2008	% Growth
Bioprocess	$230.0	$216.6	6%
Bioscience	177.9	179.6	(1%)

Total	$407.9	$396.2	3%

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Daylight Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code: 95392169. The telephonic replay will be available beginning at 6:45 p.m. Eastern Daylight Time on May 7, 2009 until 11:59 p.m. Eastern Daylight Time on May 13, 2009.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 5,900 employees in 30 countries worldwide.

Advancing Life Science Together™

Research. Development. Production.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income attributable to Millipore, diluted earnings per share, and free cash flow. Non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income attributable to Millipore and diluted earnings per share exclude costs related to global supply chain initiatives, acquisition and related integration expenses, amortization of acquired intangible assets, inventory fair value adjustments related to business acquisitions, gain on business acquisition, and non-cash interest expense on convertible debt. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly performance. It is our belief that these non-GAAP financial measures have been particularly useful to investors over the last few years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our new strategy. This strategy includes strengthening our leadership position with biopharmaceutical customers, becoming a strategic supplier in bioscience research markets, leading our industry in product quality and manufacturing effectiveness, and becoming a magnet for talent. The financial impact of certain elements of these activities, particularly acquisitions, are often large relative to our overall financial performance and most of the related charges are recorded in one or two fiscal quarters but not in other fiscal quarters, which can adversely affect the comparability of our results from period to period. Our global supply chain initiatives will significantly reduce our cost structure and improve operational efficiency primarily through the consolidation of manufacturing locations. Non-cash interest expense on convertible debt is the incremental interest expense as a result of a change in accounting principles under FSP APB 14-1. This interest expense is non-cash and we can not control the amount of this expense without modifying our capital structure. We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities. The non-GAAP financial measures presented herein also facilitate comparisons to our historical operating results, which have consistently been presented in this manner.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release. Our earnings guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide GAAP diluted earnings per share guidance because the items excluded, other than amortization expense and non-cash interest expense, are difficult to predict and estimate and are primarily dependent on future events.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of customers’ therapeutics; limitations on cash flow available for operations and investment due to increased debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

-tables follow-

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715-1527

(800) 225-3384

joshua_young@millipore.com

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715-1567

karen_hall@millipore.com

Millipore Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 4, 2009	March 29, 2008
		(As Adjusted) (a)
Revenues	$407,940	$396,204
Cost of revenues	184,621	188,067

Gross profit	223,319	208,137
Selling, general and administrative expenses	126,788	125,502
Research and development expenses	25,203	25,009

Operating profit	71,328	57,626
Gain on business acquisition	8,542	—
Interest income	242	111
Interest expense	(14,609)	(18,137)

Income before provision for income taxes	65,503	39,600
Provision for income taxes	11,949	8,324

Net income	53,554	31,276
Less: Net income attributable to noncontrolling interest	529	781

Net income attributable to Millipore	$53,025	$30,495

Diluted earnings per share	$0.95	$0.55

Diluted weighted average shares outstanding	55,779	55,506

(a) On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 4, 2009	December 31, 2008
		(As Adjusted) (a)
ASSETS
Current assets:
Cash and cash equivalents	$172,122	$115,462
Accounts receivable, net	289,404	274,529
Inventories	253,147	259,360
Deferred income taxes and other current assets	97,605	103,092

Total current assets	812,278	752,443
Property, plant and equipment, net	564,693	577,410
Deferred income taxes	15,972	10,927
Intangible assets, net	372,609	369,473
Goodwill	1,003,306	1,004,694
Other assets	17,526	18,155

Total assets	$2,786,384	$2,733,102

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$74,056	$4,391
Accounts payable	79,466	70,037
Income taxes payable	9,734	9,966
Accrued expenses and other current liabilities	160,406	162,969

Total current liabilities	323,662	247,363
Deferred income taxes	8,033	7,264
Long-term debt	999,032	1,082,058
Other liabilities	79,206	84,122
Equity	1,376,451	1,312,295

Total liabilities and equity	$2,786,384	$2,733,102

(a) On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	April 4, 2009	March 29, 2008
		(As Adjusted) (a)
Cash flows from operating activities:
Net income	$53,554	$31,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,523	32,570
Stock-based compensation	5,791	4,791
Amortization of deferred financing costs	844	857
Amortization of debt discount	3,704	3,465
Deferred income tax (benefit) provision	(1,041)	1,156
Gain on business acquisition	(8,542)	—
Business acquisition inventory fair value adjustment	610	—
Other	4,161	(306)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(22,464)	(20,185)
Inventories	2,250	1,237
Other assets	5,535	160
Accounts payable	9,493	(6,904)
Accrued expenses and other current liabilities	4,267	(8,000)
Other liabilities	(4,458)	294

Net cash provided by operating activities	84,227	40,411

Cash flows from investing activities:
Additions to property, plant and equipment	(15,708)	(13,472)
Acquisition of business, net of cash acquired	(18,766)	—
Other	(1,362)	(3,074)

Net cash (used for) investing activities	(35,836)	(16,546)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	1,710	9,224
Net repayments under the revolving credit facility	(67,174)	(40,894)
Net borrowings of short-term debt	71,747	1,060
Dividends paid to noncontrolling interest	(460)	(895)

Net cash provided by (used for) financing activities	5,823	(31,505)

Effect of foreign exchange rates on cash and cash equivalents	2,446	529

Net increase (decrease) in cash and cash equivalents	56,660	(7,111)
Cash and cash equivalents at beginning of year	115,462	36,177

Cash and cash equivalents at end of period	$172,122	$29,066

(a) On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended April 4, 2009

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, three months ended April 4, 2009	$223,319	54.7%	$71,328	17.5%	$65,503	$53,025	$0.95

Non-GAAP adjustments:

Costs related to global supply chain initiatives	3,602	0.9%	3,844	0.9%	3,844	2,466	0.04

Business acquisition inventory fair value adjustment	610	0.2%	610	0.2%	610	391	0.01

Acquisition and related integration expenses	—	—	894	0.2%	894	574	0.01

Purchased intangibles amortization	1,949	0.5%	13,995	3.4%	13,995	8,979	0.16

Gain on business acquisition	—	—	—	—	(8,542)	(8,542)	(0.15)

Non-cash interest expense on convertible debt	—	—	—	—	3,584	2,299	0.04

Total non-GAAP adjustments	6,161	1.6%	19,343	4.7%	14,385	6,167	0.11

Non-GAAP results, three months ended April 4, 2009	$229,480	56.3%	$90,671	22.2%	$79,888	$59,192	$1.06

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended March 29, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, three months ended March 29, 2008 (As adjusted)	$208,137	52.5%	$57,626	14.5%	$39,600	$30,495	$0.55

Non-GAAP adjustments:

Costs related to global supply chain initiatives	2,180	0.6%	2,180	0.6%	2,180	1,415	0.03

Purchased intangibles amortization	2,360	0.6%	15,813	4.0%	15,813	10,267	0.18

Non-cash interest expense on convertible debt	—	—	—	—	3,341	2,169	0.04

Total non-GAAP adjustments	4,540	1.2%	17,993	4.6%	21,334	13,851	0.25

Non-GAAP results, three months ended March 29, 2008 (As adjusted)	$212,677	53.7%	$75,619	19.1%	$60,934	$44,346	$0.80

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the above tables. Non-GAAP gross profit and gross profit margin exclude the costs related to our global supply chain initiatives for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP gross profit and gross profit margin exclude the amortization of intangible assets and acquired inventory fair value adjustments from business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Non-GAAP Operating Income and Operating Margin

The calculation of non-GAAP operating income and operating margin is displayed in the above tables. Non-GAAP operating income and operating margin exclude the amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. Non-GAAP operating income and operating margin exclude acquisition and related integration expenses in connection with the acquisition of Guava Technologies. The calculation of non-GAAP operating income and operating margin also excludes the costs related to our global supply chain initiatives described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Pre-tax Income

The calculation of non-GAAP pre-tax income is displayed in the above tables. The calculation of non-GAAP pre-tax income also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses in connection with business acquisition; and amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP operating income and operating margin above. We have excluded the gain on business acquisition because this gain is significant and non-recurring for Millipore. In addition, we have also excluded the incremental non-cash interest expense on our convertible debt for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Net Income Attributable to Millipore

The calculation of non-GAAP net income attributable to Millipore is displayed in the above tables. Because pre-tax income is included in determining net income attributable to Millipore, the calculation of non-GAAP net income attributable to Millipore also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; non-cash interest expense on convertible debt; and amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP pre-tax income above.

Non-GAAP Diluted Earnings per Share

The calculation of non-GAAP diluted earnings per share is displayed in the above tables. Because net income attributable to Millipore is included in the diluted earnings per share calculation, the non-GAAP diluted earnings per share calculation excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; non-cash interest expense on convertible debt; and amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP net income attributable to Millipore above.

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